As filed with the Securities and Exchange Commission on December 20, 2010

Registration No. 333-121235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1

TO REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ModusLink Global Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2921333
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1100 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

2004 Stock Incentive Plan

(Full Title of the Plan)

Peter L. Gray, Esq.

Executive Vice President, General Counsel and Secretary

ModusLink Global Solutions, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

(Name and Address of Agent for Service)

(781) 663-5001

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas B. Rosedale, Esq.

BRL Law Group LLC

425 Boylston Street, Third Floor

Boston, Massachusetts 02116

(617) 399-6931

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT

ModusLink Global Solutions, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 14, 2004, File No. 333-121235 (the “2004 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 2004 Stock Incentive Plan, as amended (the “2004 Plan”). A total of 1,500,000 shares of Common Stock (as adjusted to reflect the one-for-ten reverse stock split effected by the Registrant on October 31, 2007) were registered for issuance under the 2004 Form S-8.

On December 8, 2010, the stockholders of the Registrant approved the ModusLink Global Solutions, Inc. 2010 Incentive Award Plan (the “2010 Plan”), which replaces several of the Registrant’s former stock option plans, including the 2004 Plan. No new awards may be made under the 2004 Plan. Awards under the 2004 Plan that are outstanding will remain outstanding and subject to the terms of the 2004 Plan until they are either exercised or forfeited, or they expire in accordance with their original terms. As of December 8, 2010, the total number of shares of Common Stock available for grant under the 2004 Plan, but not subject to outstanding awards, was 434,597. Those 434,597 shares are hereby deregistered. The 2004 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock that are subject to outstanding awards.

There may be shares of Common Stock registered in connection with the 2004 Plan that are represented by awards under the 2004 Plan that, after December 8, 2010, expire or are forfeited. The Registrant intends to periodically file additional post-effective amendments to the 2004 Form S-8 to deregister shares of Common Stock subject to outstanding awards under the 2004 Plan that are forfeited or expire after December 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts on December 17, 2010.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/S/ JOSEPH C. LAWLER
Joseph C. Lawler
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOSEPH C. LAWLER	Chairman, President and Chief Executive Officer	December 8, 2010
Joseph C. Lawler	(Principal Executive Officer)

/S/ STEVEN G. CRANE	Chief Financial Officer	December 17, 2010
Steven G. Crane	(Principal Financial and Accounting Officer)

/S/ VIRGINIA G. BREEN	Director	December 8, 2010
Virginia G. Breen

/S/ JEFFREY J. FENTON	Director	December 8, 2010
Jeffrey J. Fenton

/S/ THOMAS H. JOHNSON	Director	December 8, 2010
Thomas H. Johnson

/S/ FRANCIS J. JULES	Director	December 9, 2010
Francis J. Jules

/S/ EDWARD E. LUCENTE	Director	December 8, 2010
Edward E. Lucente

/S/ MICHAEL J. MARDY	Director	December 8, 2010
Michael J. Mardy

/S/ JOSEPH M. O’DONNELL	Director	December 8, 2010
Joseph M. O’Donnell